UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 9, 2007

Easton-Bell Sports, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-123927	20-1636283
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)
7855 Haskell Avenue, Suite 200
Van Nuys, CA 91406
(Address of principal executive offices, including zip code)
(800) 347-3901
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On July 9, 2007, Easton-Bell Sports, Inc. (the “Company”) announced the appointment of Anthony B. D’Onofrio, 52, to the newly created position of Chief Operating Officer for the Company. He will be responsible for the Company’s global operations, including sourcing, distribution, manufacturing and planning.
     Mr. D’Onofrio has served as the Chief Supply Chain Officer for Linens ’n Things since 2002. His responsibilities included infrastructure development, vendor management, inventory management, global logistics and business process re-engineering.
     From 2000 through 2002, Mr. D’Onofrio was the EVP of Global System Capability and Chief Supply Officer for Kmart, where he was responsible for a $40 billion worldwide supply chain, including vendor operations, global logistics, information technology and business re-engineering. From 1999 through 2000, Mr. D’Onofrio was SVP of Global Logistics for Michaels Stores, from 1997 to 1999 he was VP of Operations Engineering for Merck and from 1981 to 1997, he held various positions with PepsiCo, Inc., including Senior Director of Technology, Product Process and Development from 1994 to 1997.
     Mr. D’Onofrio holds a Master’s degree in engineering management and a Bachelor of Science degree in chemical engineering, earned at the New Jersey Institute of Technology in 1981 and 1976, respectively.
     Mr. D’Onofrio’s compensation is as follows: salary of $425,000 and annual bonus eligibility of 60% of salary. He is entitled to receive 1,350,000 class B units under the management equity incentive program of Easton-Bell Sports, LLC, the parent of the Company, subject to standard vesting provisions. For 2007, he is guaranteed a bonus of no less than $75,000. In addition, he is entitled to receive a signing bonus of $50,000 following 30 days of employment. Mr. D’Onofrio will receive standard executive relocation benefits, which include household packing and moving, temporary living expenses and house-hunting assistance. Upon relocation, he will also receive an additional relocation allowance of $65,000 for such expenses as closing costs and other miscellaneous moving costs.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description

99.1	Press release dated July 13, 2007 announcing the hiring of Anthony B. D’Onofrio.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON-BELL SPORTS, INC.
Date: July 13, 2007	By:	/s/ MARK TRIPP
Mark Tripp
Chief Financial Officer, Senior Vice President and Treasurer